Exhibit 99

777 Post Oak Blvd, Suite 500
Houston, Texas 77056
713-830-9600
Fax 713-830-9696

CONTACT:	Gordon Beittenmiller
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER RESULTS

Significant Revenue and Income Improvement

Backlog Increases to Record Level

Houston, TX – May 3, 2004 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income of $1,043,000 or $0.03 per diluted share, for the quarter ended March 31, 2004, as compared to a net loss of $4,816,000 or $0.13 per diluted share, and a net loss from continuing operations of $4,131,000 or $0.11 per diluted share, in the first quarter of 2003.  Excluding restructuring charges, the write-off of debt costs, and the effect of divested units not included in discontinued operations, the net loss from ongoing operations in the first quarter of 2003 was $2,381,000 or $0.07 per diluted share.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are pleased to report noticeably improved results for our first quarter, typically the period of our lowest seasonal activity levels of the year.  We posted year-over-year gains at every major line of the income statement, as challenging industry conditions eased some, and as our productivity and execution efforts began to show results.  Consistent with improving activity levels in our markets, and effective business development at our operations, our backlog increased 17% from yearend to a record $473 million.”

The Company reported revenues from continuing operations of $193,223,000 in the current quarter as compared to $179,664,000 in 2003.  Excluding the effect of units divested in 2003 not included in discontinued operations, revenues at ongoing operations were $175,627,000 in the first quarter of 2003.  The Company also reported negative cash flow of $5,921,000 following very strong fourth quarter cash flow, as the Company supported renewed revenue growth.  This cash flow was funded almost entirely from existing cash balances as the Company maintained its level of debt at an all-time low.

Murdy continued, “Even with our strong revenue and backlog performance, our primary emphasis for 2004 remains on productivity, execution and margin performance.  As with many other industries, we have seen turbulent pricing and supply developments in the markets for certain commodities, including steel, iron, and copper.  Given that most of our costs are labor-related, and based on certain steps we have taken to address these market developments, including earlier commodity buying and protective contract provisions, we experienced no appreciable impact from these developments in the first quarter and, so far, see only a modest effect in coming quarters.  Based on these factors and ongoing improvement in industry conditions, we continue to expect that our 2004 results will be significantly better than 2003’s.”

Murdy concluded, “While it’s too soon to say our industry is on a sustained upswing, we continue to see positive signs in the marketplace, and are pleased to post results more reflective of the hard work we’ve been doing inside Comfort Systems USA.  We look forward to reporting more improvements as the year unfolds.”

The Company will host a conference call to discuss its financial results and position in more depth on Tuesday, May 4, 2004 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-773-756-4621.  A replay of the entire call will be available until 6:00 p.m. Central Time, Tuesday, May 11, 2004 by calling 1-402-530-7607.

Comfort Systems USA is a premier provider of business solutions addressing workplace comfort, with 63 locations in 51 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the lack of a combined operating history and the difficulty of integrating formerly separate businesses, retention of key management, national and regional declines in non-residential construction activity, difficulty in obtaining or increased costs associated with debt financing or bonding, shortages of labor and specialty building materials, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.

– Financial table follows –

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2004 and 2003

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	%	2003	%
Revenues	$193,223	100.0%	$179,664	100.0%
Cost of services	163,017	84.4%	152,585	84.9%
Gross profit	30,206	15.6%	27,079	15.1%

SG&A	27,188	14.1%	30,483	17.0%
Restructuring charges	—	—	1,162	0.6%

Income (loss) from operations	3,018	1.6%	(4,566)	(2.5)%

Interest expense, net	497	0.3%	542	0.3%
Other expense	659	0.3%	249	0.1%
Write-off of debt costs	—	—	823	0.5%
Income (loss) before taxes	1,862	1.0%	(6,180)	(3.4)%
Income taxes	819		(2,049)
Income (loss) from continuing operations	1,043	0.5%	(4,131)	(2.3)%

Discontinued operations:
Operating income, net of income tax expense of $134	—		227
Estimated loss on disposition, including income tax expense of $231	—		(912)

Net income (loss)	$1,043		$(4,816)

Income (loss) per share:
Basic-
Income (loss) from continuing operations	$0.03		$(0.11)
Discontinued operations -
Income from operations	—		—
Estimated loss on disposition	—		(0.02)
Net income (loss)	$0.03		$(0.13)

Diluted -
Income (loss) from continuing operations	$0.03		$(0.11)
Discontinued operations -
Income from operations	—		—
Estimated loss on disposition	—		(0.02)
Net income (loss)	$0.03		$(0.13)

Shares used in computing income (loss) per share:
Basic	38,136		37,622
Diluted	39,443		38,948

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options, warrants and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Information Relating to Ongoing Operations (Unaudited)

	Three Months Ended March 31,
	2004	%	2003	%
Revenues	$193,223		$179,664
Divested units not reflected in discontinued operations	—		(4,037)
Revenues from ongoing operations	193,223	100.0%	175,627	100.0%

Cost of services	163,017		152,585
Divested units not reflected in discontinued operations	—		(4,021)
Cost of services from ongoing operations	163,017	84.4%	148,564	84.6%

Gross profit from ongoing operations	30,206	15.6%	27,063	15.4%

Selling, general and administrative expenses	27,188		30,483
Divested units not reflected in discontinued operations	—		(723)
Selling, general and administrative expenses from ongoing operations	27,188	14.1%	29,760	16.9%

Operating income (loss) from ongoing operations, excluding restructuring charges	$3,018	1.6%	$(2,697)	(1.5)%

Income (loss) from continuing operations (after tax)	$1,043		$(4,131)
Divested units not reflected in discontinued operations (after tax)	—		460
Restructuring charges (after tax)	—		755
Write-off of debt costs (after tax)	—		535
Income (loss) from ongoing operations (after tax), excluding restructuring charges and the write-off of debt costs	$1,043	0.5%	$(2,381)	(1.4)%

Diluted earnings per share – income (loss) from ongoing operations (after tax), excluding restructuring charges and the write-off of debt costs	$0.03		$(0.07)

Note 1:  Operating income (loss) from ongoing operations, excluding restructuring charges is presented because the Company believes it reflects the results of the core ongoing operations of the Company, and because we believe it is responsive to frequent questions we receive about the Company from third parties.  However, this measure is not considered a primary measure of an entity’s financial results under generally accepted accounting principles, and accordingly, this amount should not be considered an alternative to operating income as determined under generally accepted accounting principles and as reported by the Company.

Note 2:  The bottom two calculations in the above table show income (loss) from ongoing operations (after tax) and related earnings per share information excluding divested units not reflected in discontinued operations, restructuring charges and the write-off of debt costs.  The tax rate on these items was computed using the pro forma effective tax rate of the Company exclusive of these charges.

Supplemental Information – Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (Unaudited)

Net income (loss)	$1,043		$(4,816)
Discontinued operations	—		685
Income taxes	819		(2,049)
Write-off of debt costs	—		823
Other expense	659		249
Interest expense, net	497		542
Depreciation	1,138		1,322
Divested operations not reflected in discontinued operations	—		707
Restructuring charges	—		1,162
EBITDA	$4,156	2.2%	$(1,375)	(0.8)%

Note 1:  The Company defines earnings before interest, taxes, depreciation and amortization (EBITDA) as net income (loss), excluding discontinued operations, income taxes, write-off of debt costs, other expense, interest expense, net, depreciation, divested units not reflected in discontinued operations, and restructuring charges.  EBITDA may be defined differently by other companies.  EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)

Cash and cash equivalents	$5,119	$10,136
Accounts receivable, net	164,529	167,939
Costs and estimated earnings in excess of billings	18,638	16,162
Other current assets	28,882	28,700
Total current assets	217,168	222,937

Property and equipment, net	13,360	13,231
Goodwill	104,034	104,034
Other noncurrent assets	10,257	10,908

Total assets	$344,819	$351,110

Current maturities of long-term debt	$2,090	$1,594
Accounts payable	55,171	58,566
Billings in excess of costs and estimated earnings	26,866	29,657
Other current liabilities	46,596	49,482
Total current liabilities	130,723	139,299

Long-term debt	8,292	8,809
Other long-term liabilities	3,053	2,342

Total liabilities	142,068	150,450

Total equity	202,751	200,660

Total liabilities and equity	$344,819	$351,110

Selected Cash Flow Data (in thousands) (unaudited):

	Three Months Ended March 31,
	2004	2003
Cash flow from operating activities	$(4,733)	$(2,343)
Cash flow from investing activities	$(255)	$(1,084)
Cash flow from financing activities	$(29)	$8,652

Cash flow from operating activities	$(4,733)	$(2,343)
Taxes paid related to the sale of businesses	—	10,371
Purchases of property and equipment	(1,317)	(1,087)
Proceeds from sales of property and equipment	129	79
Free cash flow	$(5,921)	$7,020

Note 1:  Free cash flow is defined as cash flow from operating activities excluding items related to sales of businesses, less customary capital expenditures, plus the proceeds from asset sales.  Free cash flow may be defined differently by other companies.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.